As filed with the Securities and Exchange Commission on May 29, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0416232
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(510) 360-8000

(Address, including zip code, of principal executive offices)

Virage Logic Corporation 2002 Equity Incentive Plan, as Amended

(Full title of the plan)

Christine Russell

Vice President of Finance and Chief Financial Officer

Virage Logic Corporation

47100 Bayside Parkway

Fremont, California 94538

(510) 360-8000

(Names, address and telephone number (including area code) of agent for service)

Copy to:

Esmé C. Smith

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $0.001 par value	4,119,117 shares	$4.36-$18.23	$37,887,253.85	$1,488.97

(1)	Represents 2,019,801 shares of Virage Logic Corporation common stock issuable upon the exercise of outstanding stock options granted pursuant to the Virage Logic 2002 Equity Incentive Plan, as amended (the “Plan”), 1,649,638 shares of Virage Logic Corporation common stock issuable upon the vesting of outstanding stock settled appreciation rights granted pursuant to the Plan and 449,678 shares of Virage Logic Corporation common stock issuable in connection with any future awards granted, including stock options, stock appreciation rights, stock settled appreciation rights, restricted stock, restricted stock units or other applicable awards, pursuant to the Plan. In the event that an outstanding stock option or stock settled appreciation right or other applicable award granted under the Plan for any reason expires, is canceled or is forfeited, the shares allocable to the unexercised portion of such stock option or stock settled appreciation right or other applicable award granted under the Plan will be added to the number of shares then available for issuance under the Plan.

(2)	This registration statement also includes an additional and indeterminate number of shares of common stock that may become issuable because of the provisions of the Plan relating to adjustments made in the event of a stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off or similar change in capital structure.

(3)	The offering price for shares subject to stock options and stock settled appreciation rights outstanding on the date hereof under the Plan is the actual exercise price of such stock options and the base price of such stock settled appreciation rights. The outstanding stock options have exercise prices ranging from $4.36 to $18.23 per share and the outstanding stock settled appreciation rights have base prices ranging from $5.43 to $9.73 per share. An offering price of $6.65 per share for the remaining 449,678 shares not subject to outstanding stock options or stock appreciation rights on the date hereof has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) on the basis of the average of the high and low prices of the Virage Logic Corporation common stock, as reported on The NASDAQ Global Market on May 27, 2008.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by Virage Logic Corporation (the “Company”), are incorporated by reference in this registration statement:

•	the Company’s Annual Report on Form 10-K for our fiscal year ended September 30, 2007, filed with the Commission on December 14, 2007;

•	the Company’s Quarterly Reports on Form 10-Q for our fiscal quarters ended December 31, 2007 and March 31, 2008, filed with the Commission on February 11, 2008 and May 12, 2008, respectively;

•

the Company’s Current Reports on Form 8-K, filed with the Commission on December 12, 2007, January 15, 2008, March 13, 2008, April 21, 2008 and May 6, 2008 and the Company’s Current Report on Form 8-K/A, filed with the Commission on October 29, 2007; and

•

the description of the Company’s common stock contained in our Registration Statement on Form 8-A (File No. 000-031089), filed with the Commission on July 20, 2000, including any amendments or reports filed for the purposes of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered by this registration statement have been sold or deregistering all securities then remaining unsold will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective dates of filing of such documents. In no event, however, will any of the information that the Company discloses only under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission be incorporated or deemed to be incorporated by reference in, or otherwise be included in, this registration statement.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Jones Day, Palo Alto, California, will render an opinion as to the validity of the securities offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), provides that under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The Company’s amended and restated certificate of incorporation provides that the Company will indemnify its directors, officers, employees or agents under certain circumstances and subject to certain limitations to the fullest extent authorized by the DGCL.

Section 145 of the DGCL also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The Company’s amended and restated certificate of incorporation and bylaws provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss reasonably incurred or suffered by such person in connection with his or her service as a director, officer, employee or agent of such entity, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by referenced to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007).

4.2	Amended and Restated Bylaws of the Company (incorporated by referenced to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

4.3	Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

4.4	Form of Notice of Grant of Stock Options under the Virage Logic 2002 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.32 of Virage Logic Corporation’s Quarter Report on Form 10-Q for the quarterly period ended December 31, 2001).

4.5	Form of Notice of Grant of Stock Settled Appreciation Right under the Virage Logic 2002 Equity Incentive Plan, as amended.

4.6	Form of Restricted Stock Unit Agreement for U.S. Employees under the Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

4.7	Form of Restricted Stock Unit Agreement for U.K. Employees under the Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

5.1	Opinion of Jones Day as to the legality of the securities being registered.

23.1	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.2	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.4	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 29th day of May, 2008.

VIRAGE LOGIC CORPORATION

By:	/s/ Christine Russell
Christine Russell
Its:	Vice President of Finance and Chief Financial Officer

Each person whose name and signature appears below constitutes and appoints J. Daniel McCranie and Christine Russell, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign,, execute and file with the Commission (or any other governmental or regulatory authority, as necessary) this Registration Statement on Form S-8 of Virage Logic Corporation (including all amendments, including post-effective amendments, to this Registration Statement), and any registration statement filed pursuant to Rule 462(b) of the Securities Act in connection with the securities registered under this Registration Statement, with all exhibits thereto, and other documents required to be filed in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Daniel McCranie J. Daniel McCranie	President, Chief Executive Officer and Chairman (Principal Executive Officer)	May 29, 2008

/s/ Christine Russell Christine Russell	Vice President of Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 29, 2008

/s/ Alexander Shubat Alexander Shubat	Chief Operating Officer and Director	May 29, 2008

/s/ Michael L. Hackworth Michael L. Hackworth	Director	May 29, 2008

Cathal Phelan	Director

/s/ Robert B. Smith Robert B. Smith	Director	May 29, 2008

Michael Stark	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by referenced to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007).

4.2	Amended and Restated Bylaws of the Company (incorporated by referenced to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003).

4.3	Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

4.4	Form of Notice of Grant of Stock Options under the Virage Logic 2002 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.32 of Virage Logic Corporation’s Quarter Report on Form 10-Q for the quarterly period ended December 31, 2001).

4.5	Form of Notice of Grant of Stock Settled Appreciation Right under the Virage Logic 2002 Equity Incentive Plan, as amended.

4.6	Form of Restricted Stock Unit Agreement for U.S. Employees under the Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

4.7	Form of Restricted Stock Unit Agreement for U.K. Employees under the Virage Logic Corporation 2002 Equity Incentive Plan, as amended.

5.1	Opinion of Jones Day as to the legality of the securities being registered.

23.1	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.2	Consent of Burr, Pilger & Mayer LLP, independent registered public accounting firm.

23.3	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.4	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).